EXHIBIT 3

                             ARTICLES OF AMENDMENT
                          TO ARTICLES OF INCORPORATION
                                       OF
                            CENTRAL OIL CORPORATION

         The undersigned, Andreas Typaldos, Chairman of the Board and Chief Executive Officer, of CENTRAL OIL CORPORATION, a Colorado corporation, pursuant to the provisiosn of the Colorado Business Corporation Act, adopts the following Articles of Amendment to its Articles of Incorporation as filed with the Colorado Department of State on September 8, 1981:

         FIRST:   The name of the corporation is Central Oil Corporation.

         SECOND: The following amendment to the Articles of Incorporation was adopted on October 29, 1999, by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

         THIRD:   The following provision of the Articles of Incorporation of the Corporation is amended in the following particular:

                  ARTICLE I is deleted and replaced with the following:

                  ARTICLE I: The name of the Corporation is NetGain Development,
                             Inc.

         IN WITNESS WHEREOF, the undersigned Chairman of the Board and Chief Executive Officer of the corporation has executed these Articles of Amendment this 3rd day of November, 1999.

                                         CENTRAL OIL CORPORATION, a
                                         Colorado corporation

                                         By: /s/ Andreas Typaldos
                                            ---------------------------------
                                            Andreas Typaldos, Chairman of the
                                            Board and Chief Executive Officer